Alterola Biotech Inc. (OTC Markets ABTI)
Announces Stop Transfer Legend Application to certain shares on its Shareholder Register

Birkenhead, UK, 06 July 2022

The Board of Directors (the “Board”) of Alterola Biotech Inc. (OTC Markets: ABTI) or (the “Company”) announces that the Company, following an internal investigation, is updating its Share Register.

In recent weeks, the Company has conducted a review of its shareholder list and, as a consequence, has identified several historical transactions / holdings that do not meet the appropriate requirements to qualify as legitimate transactions / holdings. As a result, the Company has, as an interim measure, and in agreement with Legal Counsel and the appointed exclusive Transfer Agent, added a “Stop Transfer” legend on all affected shares– i.e. those listed on the Company Share Register as being held by:

1.	London Pharma Holdings Ltd (UK Company Number: 10712042)
2.	Future Trends Ltd (UK Company Number: 12021179)
3.	Total Investment Holding Ltd (UK Company Number: 09097841)
4.	Cennet Investments Limited (UK Company Number: 12649701)
5.	Bulls Run Investments Limited (Hong Kong)
6.	Norfolk Heights Ltd (Seychelles, IBC Number: 164017)
7.	Crystalmount Limited (Seychelles, IBC Number: 144219)

Any investor who is concerned, and has acquired shares from any of these entities, is currently engaged in discussions, or is offered Securities held by the entities should immediately contact the Company at ir@alterolabio.com or write to the Company at the address given below:

Alterola Biotech Inc.

47 Hamilton Square

Birkenhead

Merseyside

CH 41 5AR

United Kingdom

Further action in respect of the affected shares will be taken by the Company pending the appropriate Legal and Regulatory advice and any further action will be subject to additional notifications and filings as deemed appropriate in due course.

Tim Rogers, Alterola’s Executive Chairman, said:

“Alterola was incorporated on 21 July 2008. Since that date the Company has had a number of Board members, reflecting the change in business direction over time. Recently, the current Board of Directors has been reviewing and investigating its Shareholder Register, particularly in light of our application to upgrade to the OTC QB market. During this review and analysis, we have discovered that a number of transactions were inappropriately completed, and we have halted any further movement of these Securities in order to protect the legitimate Shareholders and the Company itself. As a matter of good Corporate Governance and as a result of our investigations, we have obtained independent legal advice in a number of jurisdictions and based on this advice have asked the Transfer Agent to add a “Stop Transfer” legend to the shares. Further action will follow to ensure our Shareholder register is accurate and reflective of appropriate transactions. The total number of shares affected by this initial step is 97,744,000 shares and the Transfer Agent has been notified that no movement of these Securities can be performed without the express permission of the Board. This demonstrates further that the current Alterola Board takes its corporate governance responsibilities seriously and provides reassurance for its current shareholders and potential investors in Alterola.”

Seamus McAuley, Alterola’s CEO said:

“Corporate governance is of course of paramount importance to the Board, Company shareholders, regulators and the market. We take our Corporate Governance responsibility very seriously and this investigation has resulted in the identification of a number of spurious transactions which pre-dated the current Board’s tenure but which, nonetheless, must be rectified by us acting as a responsible Board of Directors. We aim to ensure that any potential investor in Alterola is protected from acquiring Securities which are not legitimate, and we would encourage any individuals or organisations who have acquired Shares, or are in discussions to acquire shares from any of the Companies listed, to contact the Transfer Agent or the Company directly to discuss any concerns raised. Such ongoing corporate governance activities will undoubtedly help the Company build on its significant progress in recent months and the Company will communicate any further action taken in due course following receipt of the appropriate legal and regulatory advice.”

On Behalf of Alterola Biotech Inc.

Seamus McAuley
CEO

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About Alterola Biotech Inc.

Alterola Biotech Inc. is a pharmaceutical company developing cannabinoid, cannabinoid-like, and non- cannabinoid pharmaceutical active pharmaceutical ingredients (APIs). pharmaceutical medicines made from cannabinoid, cannabinoid-like, and non-cannabinoid APIs and targeting European novel food approval of cannabinoid-based, cannabinoid-like and non-cannabinoid ingredients and products. In addition, the company is seeking to develop such bulk ingredients for supply into the cosmetic sector.

Investor Relations

ir@alterolabio.com

Forward-looking information

This news release contains forward-looking statements that reflect ALTEROLA’s current expectations regarding future events, including statements regarding financial performance, the timing of preclinical studies and clinical trials, the timing and outcomes of regulatory or intellectual property decisions, the relevance of ALTEROLA product candidates currently in development. Forward-looking statements involve risks and uncertainties. Actual events could differ materially from those projected herein and depend on a number of factors, including (inter alia), the success of ALTEROLA’s research and development strategies, the applicability of the discoveries made therein, the successful and timely completion and uncertainties related to the regulatory process, and the potential acceptance of any future product that may (if ever) be approved by the appropriate regulatory authorities by consumer and medical professionals. A further list and description of risks and uncertainties associated with an investment in ALTEROLA can be found in ALTEROLA’s filings with the U.S. Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. ALTEROLA undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

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